Exhibit 10.6

April 21, 2016

Mr. Faraj Aalaei

Amended & Restated Employment Agreement

Dear Faraj:

On behalf of Aquantia Corp. (the “Company”), this letter agreement (this “Agreement”) amends and restates the employment letter agreement between you and the Company that was effective as of June 22, 2011.

1. Positions. You will continue to serve as the Company’s President and Chief Executive Officer, on a full time basis, reporting to the Board of Directors (the “Board”). You shall perform such duties and responsibilities as are customarily associated with such position in accordance with the standards of the industry. You will devote substantially all of your working time and attention to the business of the Company and will not, except with the prior approval of the Board, engage, directly or indirectly, in any other business activity (other than those described on Annex I hereto) that is competitive in any manner with the business of the Company. You will also be expected to comply with and be bound by the Company’s operating policies, procedures and practices that are from time to time in effect during your employment.

2. Base Salary, Bonus, Benefits. Your current base annual salary is $450,000 per year, which is payable in accordance with the Company’s regular payroll practices. Your base salary may be increased by the Board in its sole discretion. You are eligible to earn an annual performance-based bonus with a target amount equal to 50% of your base salary, with the amount earned determined by the Board based on individual and Company performance. In all events, any bonus will be paid not later than March 15 of the year following the year in which your right to such amount became vested. You will be eligible to participate in the employee benefit plans and policies made available to all full time employees from time to time on the terms and conditions of those plans and policies. All compensation payable to you is subject to applicable payroll deductions and withholdings.

3. Equity Compensation. The Board may make grants of equity awards to you from time to time, in its sole discretion. Unless otherwise requested by you prior to a future date of grant, if the Board makes grants to you in the future, such grants will contain the following terms:

•	Each option grant will be early exercisable (that is, exercisable, prior to vesting, subject to the Company’s repurchase right);

•	Each equity award grant will vest monthly, in equal installments, over four years from the grant date, so long as you remain in the continuous service of the Company; and

•	If you remain employed by the Company through the effective date of a Change of Control, with such term having the meaning set forth below, your then outstanding, but unvested, equity awards, will become fully vested.

Nothing in this Agreement modifies the terms of any previously granted equity awards, including any awards granted under our 2004 Equity Incentive Plan and 2015 Equity Incentive Plan, except as expressly set forth herein.

4. Better After-Tax Provision. In the event that it shall be determined that the payments and benefits you may receive in connection with a Change of Control would be subject to the excise tax imposed pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then, at your sole discretion, you may cause the Company to solicit shareholder approval of your “parachute payments” in accordance with the requirements set forth in Section 280G(b)(5) of the Code and the underlying regulations, provided that immediately before the Change of Control, none of the Company’s stock is readily tradeable on an established securities market or otherwise. If you do not elect to have the Company solicit such shareholder approval or if any of the Company’s stock is readily tradeable on an established securities market immediately before the Change of Control, your “parachute payments” shall be payable (i) in full, or (ii) as to such lesser amount which would result in no portion of such severance and other benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by you on an after-tax basis, of the greatest amount of payments and benefits, notwithstanding that all or some portion of such payments and benefits may be taxable under Section 4999 of the Code. Unless the Company and you otherwise agree in writing, any determination required under this Section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and you shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section. If a reduced amount will give rise to the greater after-tax benefit, the reduction in the payments shall occur in the following order: (a) reduction of cash payments; (b) cancellation of accelerated vesting of equity awards other than stock options; (c) cancellation of accelerated vesting of stock options; and (d) reduction of other benefits paid to you. Within any such category of payments and benefits (that is, (a), (b), (c) or (d)), a reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and then with respect to amounts that are. In the event that acceleration of compensation from your equity awards is to be reduced, such acceleration of vesting shall be canceled, subject to the immediately preceding sentence, in the reverse order of the date of grant.

5. Employment and Termination. Upon any termination of your employment with the Company, you will receive payment for all unpaid salary and vacation accrued but not used through the date of your termination of employment, and your right to continued participation in employee benefits plans and policies will be as determined under the applicable plans and policies and applicable laws. In no way limiting the at-will nature of your employment, we note that:

(a) You may terminate your employment upon written notice to the Board at any time for “Good Reason,” as defined below (an “Involuntary Termination”);

(b) You may terminate your employment upon written notice to the Board at any time in your discretion without Good Reason (“Voluntary Termination”);

(c) The Company may terminate your employment upon written notice to you at any time following a determination by the Board that there is “Cause,” as defined below, for such termination (“Termination for Cause”);

(d) The Company may terminate your employment upon written notice to you at any time in the sole discretion of the Board without a determination that there is Cause for such termination (“Termination without Cause”); or

(e) Your employment will automatically terminate upon your death or upon your disability as determined by the Board (“Termination for Death or Disability”); provided that “disability” shall mean your complete inability to perform your job responsibilities for a period of ninety (90) days in the aggregate in any twelve (12) month period.

6. Definitions.

(a) “Cause”. As used in this agreement, “Cause” means (i) willfully engaging in conduct that is in bad faith and materially injurious to the Company, including, but not limited to, misappropriation of trade secrets, fraud, or embezzlement; (ii) failure to perform your duties to the Company (other than as a result of a disability) as reasonably determined by the Board in good faith which is not cured within ninety (90) days after written notice from the Board; (iii) conviction of a felony or a crime causing material harm to the business and affairs of the Company or (iv) a material breach by you of this Agreement, the Confidential Information and Invention Assignment Agreement, Employee Invention Assignment and Confidentiality Agreement or any other agreements entered into by you and the Company and failure to cure such breach (to the extent that such breach is capable of cure) within ninety (90) days after written notice from the Board.

(b) “Change of Control”. As used in this Agreement, “Change of Control” means (a) any reorganization, consolidation, merger, sale of shares or similar transaction or series of related transactions (each, a “combination transaction”) in which the Company is a constituent corporation or is a party if, as a result of such combination transaction, the voting securities of the Company that are outstanding immediately prior to the consummation of such combination transaction (other than any such securities that are held by an “Acquiring Stockholder”, as defined below) do not represent, or are not converted into, securities of the surviving corporation of such combination transaction (or such surviving corporation’s parent corporation if the surviving corporation is owned by the parent corporation) that, immediately after the consummation of such combination transaction, together represent at least a majority of the total voting power of all securities of such surviving corporation (or its parent corporation, if applicable) that are outstanding immediately after the consummation of such combination transaction, including securities of such surviving corporation (or its parent corporation, if applicable) that are held by the Acquiring Stockholder; or (b) a sale, exclusive license or other conveyance of all or substantially all of the assets of the Company, in one transaction or a series of related transactions. For the avoidance of doubt, the sale of equity securities of the Company for the primary purpose of raising additional working capital shall not be deemed to be a Change of Control. For purposes hereof, an “Acquiring Stockholder” means a stockholder or stockholders of the Company that (i) merges or combines with the Company in such combination transaction or (ii) owns or controls a majority of another corporation that merges or combines with the Company in such combination transaction. Notwithstanding the foregoing, to the extent that the Company determines that any of the payments or benefits to you under this Agreement or otherwise that are payable in connection with a Change of Control constitute deferred compensation under Section 409A that may only be paid on a qualifying transaction (that is, the payments and benefits are not otherwise “exempt” under 409A), the foregoing definition of Change of Control shall apply only to the extent the transaction also is “a change in ownership or effective control of a corporation” or “a change in the ownership of a substantial portion of the assets of a corporation”, as defined under Treasury Regulations Section 1.409A-3(i)(5).

(c) “Good Reason”. As used in this agreement, “Good Reason” means a voluntary resignation by you in the event of (1) a reduction in your salary of more than ten percent (excluding pro rata reductions across all executives in the Company), (2) you no longer have the title of President and Chief Executive Officer or their equivalent, (3) a reduction in your responsibilities to less than those typically held by a President and Chief Executive Officer, (4) a relocation of the offices at which you are required to work to a location more than fifty (50) miles from the office at which you previously were required to work or (5) a material breach by the Company of this Agreement or any other agreements entered into by you and the Company and failure to cure such breach (to the extent that such breach is capable of cure) within ninety (90) days after written notice thereof to the Board.

7. Separation Benefits. If at any time (whether before or after a Change of Control) you suffer an Involuntary Termination or a Termination Without Cause (and to be clear, a Termination for Death or Disability shall not constitute a Termination without Cause), and provided such termination constitutes a “separation from service” (as defined under Treasury Regulations Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then subject to your obligations below (including but not limited to your execution of an effective release and waiver of claims, in the form attached hereto as Annex II, that is effective not later than the sixtieth (60th) day following your Separation from Service), you shall be entitled to receive (collectively, the “Severance Benefits”):

•	an amount equal to eighteen (18) months of your then current base salary, ignoring any decrease in base salary that forms the basis for Good Reason, less all applicable withholdings and deductions, paid over such eighteen (18) month period on the schedule described below (the “Salary Continuation”).

•	acceleration of the vesting of each of your then outstanding compensatory stock grants as of the date of termination as to the number of shares that would have vested in accordance with their applicable vesting schedules if you had been in service for an additional eighteen (18) months as of your termination date (based upon months of service and not the occurrence of corporate events or milestones).

•	to the extent that you timely elect COBRA coverage under the Company’s health plans, the Company will pay or reimburse you for the cost of your COBRA premiums for a period of up to eighteen (18) months commencing on the first date on which you lose health care coverage as a result of your Separation from Service, provided, however, that the Company’s obligation to pay or reimburse your COBRA premiums will cease immediately in the event that you either become eligible for group health insurance or cease to be eligible for COBRA coverage during such eighteen (18) month period (such period that you are eligible for Company-paid COBRA benefits, the “COBRA Payment Period”).

If at any time the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, the Company will instead pay you on the last day of each remaining month of the COBRA Payment Period, a taxable cash amount that, on an after-tax basis, is sufficient to obtain the same or equivalent coverage with any such gross-up for taxes paid in accordance with Treasury Regulations Section 1.409A-3(i)(1)(v) (such amount, the “Special Severance Payment”), for the remainder of the COBRA Payment Period. For clarity, you are not required to elect continued health insurance coverage under COBRA or use this Special Severance Payment to obtain alternative health insurance coverage in order to receive this payment.

The Severance Benefits are conditional upon (a) your continuing to comply with your obligations under your Confidential Information and Invention Assignment Agreement, Employee Invention Assignment and Confidentiality Agreement and any similar agreement during the period of time in which you are receiving the Severance Benefits; (b) your delivering to the Company an effective, general release of claims in favor of the Company in substantially the form set forth on Annex II within sixty (60) days following your Separation from Service; and (c) if you are a member of the Board, your resignation from the Board, to be effective no later than the date of your termination (or such other date as requested by the Board). The Salary Continuation will be paid in equal installments on the Company’s regular payroll schedule and will be subject to applicable tax withholdings over the period outlined above following the date of your Separation from Service; provided, however, that no payments will be made prior to the 60th day following your Separation from Service. On the 60th day following your Separation from Service, the Company will pay you in a lump sum the Salary Continuation and other Severance Benefits (including any Special Severance Payments) that you would have received on or prior to such date under the original schedule but for the delay while waiting for the 60th day in compliance with Section 409A of the Code and the effectiveness of the release, with the balance of the Salary Continuation and other Severance Benefits being paid as originally scheduled.

8. Section 409A. It is intended that all of the benefits and payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations Sections 1.409A-1(b)(4),

1.409A-1(b)(5) and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A of the Code. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this letter (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder (including the Severance Benefits) shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this letter, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code and the related adverse taxation under Section 409A of the Code, such payments shall not be provided to you prior to the earliest of (i) the expiration of the six-month period measured from the date of your Separation from Service with the Company, (ii) the date of your death or (iii) such earlier date as permitted under Section 409A of the Code without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.

9. At Will Employment. You will continue to be an at-will employee of the Company, which means the employment relationship can be terminated by either you or the Company for any reason, at any time, with or without prior notice and with or without Cause. Any modification or change in your at-will employment status may only occur by way of a written employment agreement signed by you and the Board.

10. Confidential Information and Invention Assignment Agreement. You are obligated to comply with the Employee Invention Assignment and Confidentiality Agreement you entered in connection with you hiring. Nothing in this Agreement alters the terms and conditions of that Employee Invention Assignment and Confidentiality Agreement.

11. Arbitration. To ensure rapid and economical resolution of any disputes regarding this Agreement, you and the Company agree that any and all claims, disputes or controversies of any nature whatsoever arising out of, or relating to, this Agreement, or its interpretation, enforcement, breach, performance or execution, your employment with the Company, or the termination of such employment, including but not limited to any statutory claims, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Jose, California conducted before a single arbitrator by JAMS, Inc. (“JAMS”) or its successor, under the then applicable JAMS arbitration rules. The parties each acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator, and not a court, shall also be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy, or claim sought to be resolved in accordance with these arbitration proceedings. The Company shall pay all costs and fees in excess of the amount of court fees that you would be required to incur if the dispute were filed or decided in a court of law. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

12. Indemnification. In the event you are made, or threatened to be made, a party to any legal action or proceeding, whether civil or criminal, by reason of the fact that you are or were an employee, director or officer of the Company or serve or served any other corporation owned or controlled by the Company in any capacity at the Company’s request, you shall be indemnified by the Company, and the Company shall pay your related expenses, including, but not limited to, any attorneys’ fees and costs, when and as incurred, all to the fullest extent permitted by law.

13. Miscellaneous.

(a) Authority to Enter into Agreement. The Company represents that its Chairman of the Board has due authority to execute and deliver this agreement on behalf of the Company.

(b) Absence of Conflicts. You represent that your performance of your duties under this Agreement will not breach any other agreement as to which you are a party.

(c) Attorneys’ Fees. If a legal action or other proceeding is brought for enforcement of this Agreement because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred, both before and after judgment, in addition to any other relief to which they may be entitled.

(d) Successors. This Agreement is binding on and may be enforced by the Company and its successors and assigns and is binding on and may be enforced by you and your heirs and legal representatives. Any successor to the Company or substantially all of its business (whether by purchase, merger, consolidation or otherwise) will in advance assume in writing and be bound by all of the Company’s obligations under this Agreement.

(e) Notices. Notices under this Agreement must be in writing and will be deemed to have been given when personally delivered or two days after mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to you will be addressed to you at the home address which you have most recently communicated to the Company in writing.

(f) Amendments; Waiver. No provision of this Agreement will be modified or waived except in a writing signed by you and an officer of the Company duly authorized by its Board. No waiver by either party of any breach of this Agreement by the other party will be considered a waiver of any other breach of this Agreement.

(g) Entire Agreement. This Agreement, together with the Employee Invention Assignment and Confidentiality Agreement, any Stock Option Agreement (and any related agreement such as a promissory note) between you and the Company, and any indemnification agreement between you and the Company, represents the entire agreement between the parties concerning the subject matter of your employment by the Company.

(h) Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

(i) Governing Law. This Agreement will be governed by the laws of the State of California without reference to conflict of laws provisions.

(j) Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

Please indicate your acceptance of the terms of this Agreement by signing in the place indicated below.

AQUANTIA CORP.

By:	/s/ Faraj Aalaei

Date:	April 21, 2016

Accepted:

/s/ Faraj Aalaei
Faraj Aalaei

Date:	April 21, 2016

April 21, 2016

Annex I

[Permitted Competitive Ventures]

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Annex II

            ,

[DATE]

Faraj Aalaei

[ADDRESS]

Re:    Terms of Separation

Dear                     :

This letter confirms the agreement (this “Agreement”) between you and Aquantia Corp. (the “Company”) concerning the terms of your separation and offers you the Severance Benefits set forth in the amended and restated employment agreement between you and the Company dated             , 2016 (the “Employment Letter Agreement”) in exchange for a release of claims.

1. Termination. You have terminated your relationship with the Company, effective                     (the “Termination Date”).

2. Acknowledgment of Payment of Wages/Expenses. By your signature below, you acknowledge that [herewith [or] on                     [DATE]],                     we provided you a final paycheck in the amount of                     Dollars ($         ) for all wages, salary, bonuses, reimbursable expenses, accrued but unused vacation and any similar payments due you from Company as of the Termination Date. By signing below, you acknowledge that Company does not owe you any other amounts.

3. Return of Company Property. You hereby represent and warrant to Company that you have returned to Company all real or intangible property or data of Company of any type whatsoever that has been in your possession or control.

4. Confidential Information. You hereby acknowledge that you are bound by the attached Employee Invention Assignment and Confidentiality Agreement dated                     (the “Employee Invention Agreement”), and that as a result of your employment with Company you have had access to Company’s Proprietary Information (as defined in the Employee Invention Agreement), that you will hold all Proprietary Information in strictest confidence and that you will not make use of such Proprietary Information on behalf of anyone. You further confirm that you have delivered to Company all documents and data of any nature containing or pertaining to such Proprietary Information and that you have not taken with you any such documents or data or any reproduction thereof.

5. Severance Benefits. Provided you sign this Agreement, allow it to become effective within the time period set forth below, and otherwise observe your obligations set forth in this Agreement and in your Employment Letter Agreement, the Company will provide you with the Severance Benefits as set forth in the Employment Letter Agreement in full satisfaction of its obligations to you under such agreement.

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6. Waiver of Claims.

(a) By You. In consideration for the Severance Benefits offered to you under your Employment Letter Agreement, you hereby release and waive any other claims you may have against Company and its owners, agents, officers, shareholders, employees, directors, attorneys, subscribers, subsidiaries, affiliates, successors and assigns (collectively “Company Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for vacation pay, bonus pay, profit-sharing, stock awards, termination or severance benefits or other compensation or benefits arising out of your employment or your separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act (the “ADEA”).

You also acknowledge that (i) the consideration given to you in exchange for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled; (ii) you are not releasing any right of indemnification you may have in your capacity as an employee, officer and/or director of the Company pursuant to any express indemnification agreement; (iii) you are not releasing any rights you may have as an owner and/or holder of the Company’s common stock and stock awards; and (iv) your waiver and release do not apply to any rights or claims that may arise after the date you sign this Agreement. Excluded from this release are any claims which cannot be waived by law. You are waiving, however, your right to any monetary recovery should any agency, such as the EEOC or DFEH, pursue any claims on your behalf.

(b) By the Company. The Company hereby releases and waives any claims it may have against you, for yourself and on behalf of your spouse, and your predecessors and successors in interest, heirs and assigns (“Your Releasees” and, collectively with the Company Releasees, the “Releasees”), whether known or not known.

(c) Release of Unknown Claims. By signing below, each party expressly waives any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

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7. Representations. You hereby represent that you have been paid all compensation owed and for all time worked, you have received all the leave and leave benefits and protections for which you are eligible pursuant to applicable laws or Company policies, and you have not suffered any work-related injury or illness for which you have not already filed a workers’ compensation claim.

8. Nondisparagement. You agree that you will not disparage Company Releasees or their products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement. The Company agrees that it will not disparage Your Releasees or any person acting by, through, under or in concert with any of them, with any written or oral statement.

9. Legal and Equitable Remedies. Each party agree that Releasees have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights or remedies Releasees may have at law or in equity for breach of this Agreement.

10. Attorneys’ Fees. If any action is brought to enforce the terms of this Agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.

11. Confidentiality. The contents, terms and conditions of this Agreement must be kept confidential by you and may not be disclosed except to your accountant or attorneys or pursuant to subpoena or court order. You agree that if you are asked for information concerning this settlement, you will state only that you and Company reached an amicable resolution of any disputes concerning your separation from Company. Any breach of this confidentiality provision shall be deemed a material breach of this Agreement.

12. No Admission of Liability. This Agreement is not and shall not be construed or contended by you to be an admission or evidence of any wrongdoing or liability on the part of Releasees, their representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or Federal provisions of similar effect.

13. Entire Agreement. This Agreement constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter other than the confidentiality agreement referred to in paragraph 4, above. You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this Agreement for the purpose of inducing you to execute the Agreement, and you acknowledge that you have executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein.

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14. Modification. It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this agreement, executed by authorized representatives of each of the parties to this Agreement.

15. Review of Separation Agreement/ADEA Waiver. As required by the ADEA, we hereby advise you to consult with your own attorney concerning the terms of this Agreement. You further understand that you may take up to twenty-one (21) days to consider this Agreement and, by signing below, affirm that you were advised to consult with an attorney prior to signing this agreement. You also understand you may revoke this agreement within seven (7) days of signing this document and that the compensation to be paid to you pursuant to your employment agreement will be paid only at the end of that seven (7) day revocation period.

16. Miscellaneous. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

If you agree to abide by the terms outlined in this Agreement, please sign the attached copy and return it to me. I wish you the best in your future endeavors.

Sincerely,

AQUANTIA CORP.

By:

Name:

Title:

I have read, understand and agree to the terms set forth above:

Date:
Faraj Aalaei

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